   As filed with the Securities and Exchange Commission on December 20, 2001
                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           PROVINCE HEALTHCARE COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                    DELAWARE                                                    62-1710772
(State or Other Jurisdiction of Incorporation or Organization)        (I.R.S. Employer Identification No.)

                         105 WESTWOOD PLACE, SUITE 400,
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 370-1377

               (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                 MARTIN S. RASH
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           PROVINCE HEALTHCARE COMPANY
                          105 WESTWOOD PLACE, SUITE 400
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 370-1377

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                   Copies to:

      L. HUNTER ROST, JR., ESQ.                                          HOWARD T. WALL, III, ESQ.
    WALLER LANSDEN DORTCH & DAVIS,                                      PROVINCE HEALTHCARE COMPANY
 A PROFESSIONAL LIMITED LIABILITY COMPANY                              105 WESTWOOD PLACE, SUITE 400
2100 NASHVILLE CITY CENTER, 511 UNION STREET                            BRENTWOOD, TENNESSEE 37027
    NASHVILLE, TENNESSEE 37219                                               (615) 370-1377
      (615) 244-6380

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: [ ] _____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                Title of Each                                    Proposed Maximum       Proposed Maximum
             Class of Securities            Amount To Be          Offering Price       Aggregate Offering         Amount of
               To Be Registered              Registered            Per Security               Price           Registration Fee
----------------------------------------------------------------------------------------------------------------------------
4-1/4% Convertible Subordinated
Notes due 2008                                $172,500,000 (1)       $   916.25 (2)(3)    $  158,053,125          $   37,775

Common Stock, par value
$.01 per share                                   4,151,178 (4)       $    --       (5)    $    -- (5)             $   -- (5)

(1) Equals the aggregate principal amount of notes that were originally issued by the registrant on October 10, 2001.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the bid and asked prices for the securities on December 17, 2001.

(3) Excludes accrued interest and distributions, if any.

(4) Represents the number of shares of common stock that currently are issuable upon conversion of the notes, based on the initial conversion price of $41.55 per share (equivalent to 24.0648 shares of common stock for each $1,000 principal amount of the notes). In addition, pursuant to Rule 416 under the Securities Act, the amount to be registered also includes an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends and anti-dilution provisions.

(5) No separate consideration will be received for the common stock issuable upon conversion of the notes; therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

                              SUBJECT TO COMPLETION
PROSPECTUS          PRELIMINARY PROSPECTUS, DATED DECEMBER 20, 2001

                                  $172,500,000

                           [PROVINCE HEALTHCARE LOGO]

                 4-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008


         We issued the notes at an issue price of $1,000.00 per note in a private placement in October 2001. This prospectus will be used by selling securityholders to resell their notes and our common stock into which the notes are convertible.

The notes have the following terms:

- Holders may convert their notes at any time prior to maturity into shares of our common stock at a conversion price of $41.55, which is equal to a conversion rate of 24.0648 shares per $1,000 principal amount of notes, subject to adjustment.

- We will pay interest on the notes on April 10 and October 10 of each year, beginning April 10, 2002. The notes will mature on October 10, 2008.

- We may redeem some or all of the notes at any time on or after October 10, 2004 at the redemption prices described in this prospectus, if the closing price of our common stock has exceeded 120% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the optional redemption notice.

- The notes are unsecured and subordinated to our existing and future senior indebtedness and senior subordinated indebtedness. In addition, the notes effectively will rank junior to our subsidiaries' liabilities.

- The selling securityholders will receive all of the net proceeds from the sale of the notes or the underlying common stock.

         Our common stock is quoted on the Nasdaq National Market under the symbol "PRHC."

         INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus is ____________________, 2001.

                        [PROVINCE HEALTHCARE COMPANY MAP]

                                TABLE OF CONTENTS

                                                                                   Page

ABOUT THIS PROSPECTUS.............................................................   3
WHERE YOU CAN FIND MORE INFORMATION...............................................   3
FORWARD-LOOKING STATEMENTS........................................................   6
PROSPECTUS SUMMARY................................................................   8
RISK FACTORS......................................................................  12
USE OF PROCEEDS...................................................................  20
RATIO OF EARNINGS TO FIXED CHARGES................................................  20
DIVIDEND POLICY...................................................................  20
DESCRIPTION OF THE NOTES..........................................................  21
DESCRIPTION OF CAPITAL STOCK......................................................  34
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.............................  36
SELLING SECURITYHOLDERS...........................................................  44
PLAN OF DISTRIBUTION..............................................................  47
LEGAL MATTERS.....................................................................  49
EXPERTS...........................................................................  50


         You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf prospectus, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus, and, in some cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which we file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's regional offices located at 233 Broadway, New York, NY 10279 or 500 West Madison Street, Suite 1400, Chicago, IL 60661 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Please call the Securities and Exchange Commission at 800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         We have agreed that, at any time that the notes are "restricted securities" within the meaning of the Securities Act of 1933 and we are not subject to the information reporting requirements of the Securities Exchange Act of 1934, we will furnish to holders of the notes and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 to permit compliance with Rule 144A in connection with resales of the notes.

         We are "incorporating by reference" specified documents that we file with the SEC, which means:

         -        incorporated documents are considered part of this prospectus;

         - we are disclosing important information to you by referring you to those documents; and

         - information that we file in the future with the SEC automatically will update and supersede this prospectus.

         We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and before the end of the offering of the notes:

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         - our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

         - our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

         - our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001;

         - our Current Report on Form 8-K, filed on January 8, 2001 (with respect to the closing of the transaction to sell General Hospital);

         - our Current Report on Form 8-K, filed on May 25, 2001 (furnishing pursuant to Regulation F-D certain information with respect to our announcement that Paul J. Feldstein was appointed to the Company's Board of Directors and our announcement of certain management changes);

         - our Current Report on Form 8-K, filed on June 8, 2001 (with respect to our announcement of a definitive agreement to acquire Selma Baptist Hospital);

         - our Current Report on Form 8-K, filed on July 9, 2001 (with respect to the closing of the acquisition of Selma Baptist Hospital and our announcement of a definitive agreement to acquire Ashland Regional Medical Center and furnishing certain additional information pursuant to Regulation F-D);

         - our Current Report on Form 8-K, filed on August 24, 2001 (with respect to the closing of the acquisition of Ashland Regional Medical Center);

         - our Current Report on Form 8-K, filed on September 4, 2001 (with respect to our announcement of a definitive agreement to acquire Vaughan Regional Medical Center and furnishing certain additional information pursuant to Regulation F-D);

         - our Current Report on Form 8-K, filed on September 17, 2001 (with respect to the opening of Northeastern Nevada Regional Hospital and the announcement of a definitive agreement to acquire Lakewood Medical Center in Morgan City, Louisiana);

         - our Current Report on Form 8-K, filed on October 4, 2001 (with respect to the closing of the acquisition of Vaughan Regional Medical Center in Selma, Alabama and the announcement of the offering of $150.0 million aggregate amount of 4-1/4% Convertible Subordinated Notes due 2008, plus an additional $22.5 million principal amount to cover over-allotments);

         - our Current Report on Form 8-K, filed on October 5, 2001 (with respect to the closing of the acquisition of Medical Center of Southern Indiana in Charlestown, Indiana);

         - our Current Report on Form 8-K, filed on October 15, 2001 (with respect to the issuance and sale of $172,500,000 aggregate principal amount of 4-1/4% Convertible Subordinated Notes due 2008);

         - our Current Report on Form 8-K, filed on November 5, 2001 (with respect to the appointment of Stephen M. Ray to the office of Executive Vice President, Finance and Chief Financial Officer);

         - our Current Report on Form 8-K, filed on November 20, 2001 (with respect to our announcement that we entered into an amended and restated senior credit facility); and

         - our Current Report on Form 8-K, filed on December 12, 2001 (with respect to the closing of the acquisition of Lakewood Medical Center in Morgan City, Louisiana).

         You may request a copy of these filings, at no cost, by writing or telephoning our Corporate Secretary at the following address:

         Province Healthcare Company
         105 Westwood Place, Suite 400
         Brentwood, Tennessee 37027
         Attention: Corporate Secretary
         (615) 370-1377

         Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

                           FORWARD-LOOKING STATEMENTS

         Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change include, but are not limited to:

         -        the highly competitive nature of the health care business;

         - the efforts of insurers, health care providers and others to contain health care costs;

         - the financial condition of managed care organizations that pay us for health care services;

         - possible changes in the levels and terms of reimbursement for our charges by government programs, including Medicare and Medicaid or other third-party payors;

         - changes in or failure to comply with federal, state or local laws and regulations affecting the health care industry;

         -        the possible enactment of federal or state health care reform;

         -        the departure of key members of our management;

         -        claims and legal actions relating to professional liability;

         - our ability to implement successfully our acquisition and development strategy;

         - our ability to attract and retain qualified personnel and recruit physicians;

         -        potential federal or state investigations;

         - fluctuations in the market value of our common stock or the notes;

         - changes in accounting principles generally accepted in the United States;

         -        use of proceeds;

         - changes in demographic, general economic and business conditions, both nationally and in the regions in which we operate; and

         -        other risk factors described in this prospectus.

         Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission. Also, note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" beginning on page 12 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could affect us adversely. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                               PROSPECTUS SUMMARY

         This summary highlights selected information appearing elsewhere in this prospectus or incorporated by reference in this prospectus and may not contain all of the information that is important to you. This prospectus includes the specific terms of the notes offered by the selling securityholders, as well as information regarding our business, and detailed financial data. We encourage you to read this prospectus in its entirety.

                                ABOUT OUR COMPANY

WHO WE ARE

         We own and operate general acute care hospitals located in non-urban markets. We currently own or lease 19 general acute care hospitals in 11 states with a total of 2,136 licensed beds. Our objective is to be the primary provider of quality health care services in the selected non-urban markets that we serve. We target hospitals for acquisition that are the sole or a primary provider of health care in the non-urban communities that they serve. After acquiring a hospital, we implement a number of strategies designed to improve financial performance. These strategies include improving hospital operations, expanding the breadth of services and recruiting physicians to increase market share.

         For the year ended December 31, 2000 and for the nine months ended September 30, 2001, we had, on a pro forma basis to exclude full-year results for hospitals we divested during such periods, net operating revenue of $424.2 million and $377.6 million, respectively, and EBITDA, the sum of income before income taxes, interest, depreciation and amortization and minority interest, of $77.4 million and $69.0 million, respectively.

WHAT WE DO

         Our general acute care hospitals typically provide a full range of services commonly available in hospitals, such as internal medicine, general surgery, cardiology, oncology, orthopedics, obstetrics, rehabilitation, subacute care, as well as diagnostic and emergency services. Our hospitals also generally provide outpatient and ancillary health care services such as outpatient surgery, laboratory, radiology, respiratory therapy, home health care and physical therapy. In addition, certain of our general acute care hospitals have a limited number of licensed psychiatric beds. We provide capital resources and make available a variety of management services to our owned and leased hospitals. In addition, we provide management services to 34 primarily non-urban hospitals that we do not own or lease in 13 states with a total of 2,727 licensed beds. For the year ended December 31, 2000 and for the nine months ended September 30, 2001, our owned and leased hospitals accounted for 96.0% and 97.0% of our net operating revenue, respectively.

RECENT DEVELOPMENTS

         The following is a brief summary of certain developments since September 30, 2001:

         Effective October 1, 2001, we acquired Vaughan Regional Medical Center, a 125-bed general acute care hospital located in Selma, Alabama. The aggregate purchase price under the agreement was approximately $28.0 million. We have begun the process of merging the operations of Vaughan Regional Medical Center with our recently-acquired Selma Baptist Hospital, located approximately four miles away.

         Effective October 4, 2001, we acquired the Medical Center of Southern Indiana, a 96-bed general acute care facility located in Charlestown, Indiana. The aggregate purchase price under the agreement was approximately $16.0 million.

         On November 13, 2001, we entered into an amended and restated senior credit facility with a syndicate of banks led by First Union National Bank, as Administrative Agent. The senior credit facility, as amended and restated, extends the maturity of the previous senior credit facility to 2006 and includes more favorable covenant and interest rate provisions. As amended, the senior credit facility provides Province loans and letter of credit availability in an aggregate amount of up to $250.0 million, consisting of a $203.0 million revolving credit facility and a $47.0 million end - loaded lease facility. The revolving credit facility will be available to fund possible acquisitions and for general corporate purposes.

         On December 7, 2001, we acquired, through a long-term lease, Lakewood Medical Center, a 168-bed general acute care hospital located in Morgan City, Louisiana. The aggregate acquisition price was approximately $15.0 million. For accounting purposes, the acquisition was effective December 1, 2001.

                       RATIO OF EARNINGS TO FIXED CHARGES

         Our ratio of earnings to fixed charges is as follows. See "Ratio of Earnings to Fixed Charges."


                                                                                                       Nine Months
                                                             Year Ended December 31,                 Ended September
                                                  -------------------------------------------              30,
                                                  1997         1998          1999         2000            2001
                                                  ----         ----          ----         ----      -----------------
Ratio of earnings to fixed charges (1).....       1.77x        2.42x         2.55x        2.71x           4.81x

Pro forma ratio of earnings to
fixed charges (2)..........................                                               3.31x           5.49x

---------------------------

         (1) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means income (loss) from continuing operations before provision for income taxes and extraordinary items plus fixed charges (other than capitalized interest). "Fixed charges" means total interest whether capitalized or expensed (including the portion of rent expense representative of interest costs) on outstanding debt plus (i) debt related fees and (ii) amortization of deferred financings costs. Earnings were inadequate to cover fixed charges by $2,017,000 for the period February 2, 1996 (date of incorporation of Province) to December 31, 1996.

         (2) The pro forma ratio of earnings to fixed charges gives effect to the net decrease in the interest expense resulting from the sale of the notes on October 10, 2001 and the application of the estimated proceeds thereof to the repayment of existing debt, as if such transactions had occurred at the beginning of the periods presented; such ratio does not give effect to any other pro forma events.

                                  THE OFFERING

         The following is a brief summary of the terms of this offering. For a more complete description of the notes, see "Description of the Notes" in this prospectus.

Notes offered............................... The resale by selling securityholders of $172,500,000
                                             aggregate principal amount of
                                             4-1/4% Convertible Subordinated
                                             Notes due 2008.

Maturity.................................... October 10, 2008.

Interest.................................... 4-1/4% per annum on the principal amount, payable semiannually on
                                             April 10 and October 10, beginning
                                             on April 10, 2002.

Conversion rights........................... The notes are convertible at the option of the holder at any time on
                                             or prior to maturity into shares of
                                             our common stock at a conversion
                                             price of $41.55 per share, which is
                                             equal to a conversion rate of
                                             24.0648 shares per $1,000 principal
                                             amount of notes. The conversion
                                             price is subject to adjustment. See
                                             "Description of the Notes --
                                             Conversion Rights." For a
                                             discussion of the U.S. federal
                                             income tax treatment of the
                                             conversion as well as of the
                                             purchase, ownership and disposition
                                             of the notes and our common stock,
                                             see "Certain United States Federal
                                             Income Tax Consequences."

Optional redemption......................... We may redeem all or a portion of the notes on or after October 10,
                                             2004 at the redemption prices
                                             listed in this prospectus, plus
                                             accrued and unpaid interest, if the
                                             closing price of our common stock
                                             has exceeded 120% of the conversion
                                             price then in effect for at least
                                             20 trading days within a period of
                                             30 consecutive trading days ending
                                             on the trading day before the
                                             mailing of the optional redemption
                                             notice.

Repurchase right............................ Holders of the notes may require us to repurchase all of the holder's
                                             notes at 100% of their principal
                                             amount plus accrued and unpaid
                                             interest in certain circumstances
                                             involving a change of control. The
                                             repurchase price is payable:

                                             -in cash; or

                                             -at our option, subject to the
                                             satisfaction of certain conditions,
                                             in common stock. The number of
                                             shares of common stock will equal
                                             the repurchase price divided by 95%
                                             of the average closing sales price
                                             for the five consecutive trading
                                             days ending on and including the
                                             third day prior to the repurchase
                                             date.

                                             See "Description of the Notes --
                                             Repurchase at Option of Holders
                                             Upon a Change of Control."

Ranking..................................... The notes are our unsecured subordinated obligations. They rank
                                             junior in right of payment to all
                                             of our existing and future Senior
                                             Indebtedness. We had approximately
                                             $47.5 million of Senior
                                             Indebtedness outstanding as of
                                             November 30, 2001.

                                             The notes will rank equal in right
                                             of payment to our 4-1/2%
                                             Convertible Subordinated Notes due
                                             2005, of which there was
                                             $150,000,000 aggregate principal
                                             amount outstanding as of September
                                             30, 2001.

                                             In addition, we are structured as a
                                             holding company, and we conduct
                                             most of our business operations
                                             through our subsidiaries. The notes
                                             will be effectively subordinated to
                                             all existing and future
                                             indebtedness and other liabilities
                                             and commitments of our
                                             subsidiaries.

                                             Our subsidiaries had aggregate
                                             liabilities of approximately $11.8
                                             million as of November 30, 2001.

                                             See "Description of the Notes --
                                             Subordination."

Form and denomination....................... The notes have been issued in fully registered form and are represented
                                             by one or more global notes,
                                             deposited with a trustee as
                                             custodian for The Depository Trust
                                             Company ("DTC") and registered in
                                             the name of Cede & Co., DTC's
                                             nominee. Beneficial interests in
                                             the global notes are shown on, and
                                             any transfers are effected only
                                             through, records maintained by DTC
                                             and its participants. See
                                             "Description of the Notes --
                                             Book-Entry Form."

Use of proceeds............................. The selling securityholders will receive all of the proceeds from
                                             the sale of the notes and common
                                             stock under this prospectus. We
                                             will not receive any of the
                                             proceeds from the sales by any
                                             selling securityholder of notes or
                                             the underlying common stock.

Trading..................................... We do not intend to list the notes on any national securities exchange
                                             or automated quotation system. The
                                             notes issued in the initial private
                                             placement are eligible for trading
                                             in the PORTAL market. The notes
                                             sold using this prospectus,
                                             however, will no longer be eligible
                                             for trading in the PORTAL market.

Nasdaq symbol for our  common stock......... Our common stock is traded on the
                                             Nasdaq National Market under the
                                             symbol "PRHC."

Risk factors................................ See "Risk Factors" and other information in this prospectus for
                                             a discussion of factors you should
                                             carefully consider before deciding
                                             to invest in the notes.

                                  RISK FACTORS

               An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in and incorporated by reference in this prospectus before deciding to purchase the notes.

RISKS RELATED TO OUR COMPANY

IF GOVERNMENT PROGRAMS REDUCE THE PAYMENTS WE RECEIVE AS REIMBURSEMENT FOR OUR SERVICES, OUR REVENUES MAY DECLINE.

         In 1998, 1999, 2000 and for the nine-month period ended September 30, 2001, 68.9%, 68.7%, 74.0% and 73.3%, respectively, of our hospital patient days were derived from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. The Federal Balanced Budget Act of 1997, which established a plan to balance the federal budget by fiscal year 2002, includes significant reductions in spending levels for the Medicare and Medicaid programs, including:

         - payment reductions for inpatient and outpatient hospital services;

         - establishment of a prospective payment system for hospital outpatient services, skilled nursing facilities and home health agencies under Medicare; and

         - repeal of the federal payment standard often referred to as the "Boren Amendment" for hospitals and nursing facilities, which could result in lower Medicaid reimbursement rates.

         The financial impact of the Federal Balanced Budget Act of 1997, however, has been lessened somewhat by the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000, although significant revisions in how hospitals are paid for some services are still proceeding. We cannot predict the impact of future legislative and regulatory actions which might be taken to reduce Medicare and Medicaid payment levels.

         In the future, Congress and state legislatures could introduce proposals to make major changes in the health care system. If these proposals are enacted, we may see a decline in the Medicare and Medicaid reimbursements we receive for our services; however, at this time, we do not know what health care reform legislation will be enacted or whether any changes in health care programs will occur.

THE HEALTH CARE COST CONTAINMENT INITIATIVES BY AND THE FINANCIAL CONDITION OF PURCHASERS OF HEALTH CARE SERVICES MAY LIMIT OUR REVENUE AND PROFITABILITY.

         During the past several years, major purchasers of health care, such as federal and state governments, insurance companies and employers, have undertaken initiatives to revise payment methodologies and monitor health care costs. As part of their efforts to contain health care costs, purchasers increasingly are demanding discounted fee structures or the assumption by health care providers of all or a portion of the financial risk through prepaid capitation arrangements. We expect efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors to continue. In addition, we anticipate that organizations offering prepaid and discounted medical services packages may represent an increasing portion of our patient admissions. An increasing number of managed care organizations have experienced financial difficulties in recent years, in some cases resulting in bankruptcy or insolvency. In some instances, organizations with provider agreements with certain of our hospitals have become insolvent, and the hospitals have been unable to collect the full amounts due from such organizations. Other managed care organizations with whom we do business may encounter similar difficulties in paying claims in the future. We believe that reductions in the payments we receive for our services, coupled with the increased percentage of patient admissions from organizations offering prepaid and discounted medical services and difficulty in collecting receivables from managed care organizations, could reduce our overall revenue and profitability.

IF WE FAIL TO COMPLY WITH REGULATIONS REGARDING LICENSES, OWNERSHIP AND OPERATION, WE COULD IMPAIR OUR ABILITY TO OPERATE OR EXPAND OUR OPERATIONS IN ANY STATE.

         All of the states in which we operate require hospitals and most health care facilities to maintain a license. In addition, some states require prior approval for the purchase, construction and expansion of health care facilities, based upon a state's determination of need for additional or expanded health care facilities or services. Such determinations, embodied in certificates of need issued by governmental agencies with jurisdiction over health care facilities, may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and other matters. Four states in which we currently own hospitals, Alabama, Florida, Mississippi and Nevada, have certificate of need laws. The failure to obtain any required certificate of need or the failure to maintain a required license could impair our ability to operate or expand operations in any state.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION REGARDING CONDUCT OF OUR OPERATIONS AND OUR RELATIONSHIPS WITH PHYSICIANS. IF WE FAIL TO COMPLY WITH THESE REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

         The health care industry must comply with many laws and regulations at federal, state and local governmental levels. These laws and regulations are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. In particular, Medicare and Medicaid anti-fraud and abuse provisions, known as the "anti-kickback statute," prohibit some business practices and relationships related to items or services reimbursable under Medicare, Medicaid and other federal health care programs. For instance, the anti-kickback statute prohibits health care service providers from paying or receiving remuneration to induce or arrange for the referral of patients or items or services covered by a federal or state health care program.

         If regulatory authorities determine that any of our hospitals' arrangements violate the anti-kickback statute, we could be subject to liabilities under the Social Security Act, including:

         -        criminal penalties;

         -        civil monetary penalties; and/or

         - exclusion from participation in Medicare, Medicaid or other federal health care programs, any of which could impair our ability to operate one or more of our hospitals or to operate profitably.

         The Health Insurance Portability and Accountability Act of 1996 added new anti-fraud and abuse laws that include all health care services, whether or not they are reimbursed under a federal or state program. These new anti-fraud and abuse laws became effective January 1, 1997. In addition, the Health Insurance Portability and Accountability Act of 1996 required the Department of Health and Human Services to issue regulations requiring hospitals and other providers to implement measures to ensure the privacy and security of patients' medical records. Full compliance with this privacy standard is required by April 14, 2003. We may incur additional expenses in order to comply with the standards. We cannot predict the extent of our costs for implementing the requirements at this stage.

         In addition, the portion of the Social Security Act commonly known as the "Stark law" prohibits physicians from referring Medicare or Medicaid patients to particular providers of designated health services if the physician or a member of his immediate family has an ownership interest or compensation arrangement with that provider. In January 2001, the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services, or "CMS") released the first phase of the final Stark regulations, and Phase II of the final Stark regulations are forthcoming. Sanctions for violating the Stark law include civil money penalties and possible exclusion from the Medicare program. Many states have adopted or are considering similar anti-kickback and physician self-referral legislation. Some of the state physician self-referral laws are more restrictive than the Stark law, in that they apply to services reimbursed by all payors, not just by Medicaid or other government payors.

         Moreover, the federal government has shown an increasing willingness to prosecute providers under a variety of fraud laws, including laws that have not traditionally been used for health care fraud, such as the federal civil false claims law and the federal mail and wire fraud laws.

THERE ARE HEIGHTENED COORDINATED CIVIL AND CRIMINAL ENFORCEMENT EFFORTS BY FEDERAL AND STATE GOVERNMENT AGENCIES RELATING TO THE HEALTH CARE INDUSTRY. WE MAY BECOME THE SUBJECT OF AN INVESTIGATION IN THE FUTURE.

         In recent years, the media and public attention have focused on the hospital industry due to ongoing investigations related to:

         -        referral, cost reporting and billing practices;

         -        laboratory and home health care services; and

         -        physician ownership and joint ventures involving hospitals.

         Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of the Inspector General of the U.S. Department of Health and Human Services and the Department of Justice have established enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Recent initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory billing practices.

         We cannot predict whether we or other hospital operators will be the subject of future investigations or inquiries. In the event that we become the subject of an investigation, we will be required to devote management and financial resources to defending our company in the investigation. In addition, any negative publicity surrounding the investigation could affect adversely the price of our common stock and the notes. If we incur significant fines or penalties or are forced to reimburse amounts as a result of the investigation, our profitability may decline.

WE MAY NEED TO OBTAIN ADDITIONAL FINANCING IN ORDER TO FUND OUR ACQUISITION PROGRAM AND CAPITAL EXPENDITURES, AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE WHEN NEEDED.

         Our acquisition program requires substantial capital resources. Likewise, the operations of our existing hospitals require ongoing capital expenditures for renovation, expansion and the addition of medical equipment and technology utilized in the hospitals.

         For example, we are undertaking an expansion of Havasu Regional Medical Center that we anticipate will cost approximately $29.6 million, of which $4.0 million has been expended to date. Further, if specified operating targets are achieved, we have agreed to build replacement facilities for Eunice Community Medical Center and Glades General Hospital. These two facilities are expected to cost approximately $20.0 million and $25.0 million, respectively. We also have committed to fund approximately $9.0 million of costs related to renovations of the surgery, intensive care, laboratory, radiology and certain other ancillary and service areas of Ashland Regional Medical Center.

         We may need to incur additional indebtedness and may issue, from time to time, debt or equity securities to fund these expenditures. We may not receive financing on satisfactory terms. In addition, our existing level of indebtedness may restrict our ability to borrow additional funds. If we are not able to obtain financing, then we may not be in a position to consummate acquisitions or undertake capital expenditures.

OUR GROWTH STRATEGY DEPENDS ON ACQUISITIONS, AND WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY OR ACQUIRE HOSPITALS THAT MEET OUR TARGET CRITERIA. WE ALSO MAY HAVE DIFFICULTIES ACQUIRING HOSPITALS FROM NON-PROFIT ENTITIES DUE TO REGULATORY SCRUTINY.

         A key element of our growth strategy is expansion through the acquisition of acute care hospitals in attractive non-urban markets. We face competition for acquisitions primarily from other for-profit health care companies. Some of our competitors have greater financial and other resources than we do. Even though we may acquire additional hospitals, we may not be able to acquire a sufficient number of hospitals that meet our target criteria in order to implement successfully our growth strategy.

         Hospital acquisitions generally require a longer period to complete than acquisitions in many other businesses and are subject to additional regulatory uncertainty. In recent years, the legislatures and attorneys general of some states have shown a heightened level of interest in transactions involving the sale of hospitals by not-for-profit entities. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of transactions in which not-for-profit entities sell a health care facility. Attorneys general in some states have been especially active in evaluating these transactions. Although we have not yet been adversely affected as a result of these trends, such increased scrutiny may increase the difficulty or prevent the completion of transactions with not-for-profit organizations in some states in the future, and may affect our ability to exercise existing purchase options for hospitals, including Palo Verde Hospital in Blythe, California, where our lease expires in December 2002.

WE HAVE A CONCENTRATION OF REVENUE IN TEXAS AND ARIZONA, WHICH MAKES US PARTICULARLY SENSITIVE TO REGULATORY AND ECONOMIC CHANGES IN THOSE STATES.

         Three of our 19 owned or leased hospitals are located in Texas. As a result of our acquisition of Trinity Valley Medical Center in Palestine, Texas, in October 1999, the percentage of our net operating revenue originating from our Texas facilities increased to an aggregate of 21.4% for the year ended December 31, 2000 and 25.1% for the nine-month period ended September 30, 2001. Furthermore, Trinity Valley Medical Center merged with Memorial Mother Frances Hospital to form Palestine Regional Medical Center, which accounted for 14.8% and 15.9% of our net operating revenue for the same periods, respectively. This concentration makes us particularly sensitive to economic, competitive and regulatory conditions in Texas. Any adverse change in these conditions could reduce significantly our revenues and profitability.

         We also own Havasu Regional Medical Center in Lake Havasu City, Arizona, which accounted for approximately 15.4% and 15.9% of our net operating revenue for the year ended December 31, 2000 and the nine-month period ended September 30, 2001, respectively. Similarly, this concentration of revenue in Arizona makes us particularly sensitive to economic, competitive and regulatory conditions in Arizona. Any adverse change in these conditions could reduce significantly our revenues and profitability.

OUR CALIFORNIA HOSPITALS MUST COMPLY WITH CALIFORNIA SEISMIC STANDARDS WHICH MAY REQUIRE US TO MAKE SIGNIFICANT CAPITAL EXPENDITURES.

         California has a statute and regulations that require hospitals to meet seismic performance standards. Regulated hospitals that do not meet the standards may be required to retrofit facilities. California law requires that owners of regulated hospitals evaluate their facilities and develop a plan and schedule for complying with the standards. We are required to conduct engineering studies of our California facilities to determine whether and to what extent modifications to our facilities will be required. Compliance plans, if necessary, must be filed with the State of California by January 1, 2002. In addition, by January 1, 2002, acute care facilities must meet certain nonstructural performance standards. Any facilities not currently in compliance with the seismic regulations and standards must be brought into compliance by 2008, or 2013 if the facility obtains an extension. We may be required to make significant capital expenditures to comply with the seismic standards, which could impact our earnings.

OUR PERFORMANCE DEPENDS ON OUR ABILITY TO RECRUIT AND RETAIN QUALITY PHYSICIANS, NURSES AND OTHER HEALTH CARE PROFESSIONALS AT OUR HOSPITALS.

         The success of our owned or leased hospitals depends on the following factors:

         - the number and quality of the physicians on the medical staff of, or who admit patients to, our hospitals;

         -        the admissions practices of those physicians; and

         - the maintenance of good relations between our company and such physicians.

         Because physicians generally direct the majority of hospital admissions, our success has been dependent, in part, upon recruiting quality physicians and maintaining good relations with our physicians. We generally do not employ physicians, and many of our staff physicians have admitting privileges at other hospitals. Only a portion of physicians are interested in practicing in the non-urban communities in which our hospitals are located, and the loss of physicians in these communities, or inability to recruit physicians to these communities, could make it more difficult to attract patients to our hospitals and could affect our profitability. Also, if we are unable to maintain good relationships with physicians, our hospitals' admissions may decrease and our operating performance may decline. In addition, hospitals nationwide are experiencing a shortage of nursing professionals, a trend which many industry observers expect to continue over the next decade. If the supply of qualified nurses or other health care professionals declines in the markets in which our hospitals operate, it may result in increased labor expenses and lower operating margins at those hospitals.

WE DEPEND HEAVILY ON KEY PERSONNEL, AND LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY SENIOR OR A SIGNIFICANT PORTION OF OUR LOCAL MANAGEMENT PERSONNEL COULD WEAKEN OUR MANAGEMENT TEAM AND OUR ABILITY TO DELIVER HEALTH CARE SERVICES EFFICIENTLY.

         Our success largely depends on the skills, experience and efforts of our senior management. Our operations also are dependent on the efforts, ability and experience of key members of our local management staff. The loss of services of one or more members of our senior management or of a significant portion of any of our local management staff could weaken significantly our management expertise and our ability to deliver health care services efficiently. We do not maintain key man life insurance policies on any of our officers.

OTHER HOSPITALS PROVIDE SIMILAR SERVICES, WHICH MAY RAISE THE LEVEL OF COMPETITION FACED BY OUR HOSPITALS.

         In all geographical areas in which we operate, there are other hospitals that provide comparable services to those offered by our hospitals, some of which are owned by governmental agencies and supported by tax revenues, and others of which are owned by not-for-profit corporations and may be supported to a large extent by endowments and charitable contributions. Some of these competitors are larger, may be more established and may have more capital and other resources than we do. Many of our hospitals attempt to attract patients from surrounding counties and communities, including communities in which a competing hospital exists. If our competitors are able to finance capital improvements and expand services at their facilities, we may be unable to attract patients away from these hospitals.

IF WE FAIL TO IMPROVE THE OPERATIONS OF ACQUIRED HOSPITALS, WE MAY BE UNABLE TO ACHIEVE OUR GROWTH STRATEGY.

         Some of the hospitals we have acquired or will acquire had or may have operating losses prior to the time we acquired them. We may be unable to operate profitably any hospital or other facility we acquire, effectively integrate the operations of any acquisitions, or otherwise achieve the intended benefit of our growth strategy.

WE MAY BE SUBJECT TO LIABILITIES BECAUSE OF CLAIMS BROUGHT AGAINST OUR OWNED AND LEASED HOSPITALS. IN ADDITION, IF WE ACQUIRE HOSPITALS WITH UNKNOWN OR CONTINGENT LIABILITIES, WE COULD BECOME LIABLE FOR MATERIAL OBLIGATIONS.

         In recent years, plaintiffs have brought actions against hospitals and other health care providers, alleging malpractice, product liability or other legal theories. Many of these actions involved large claims and significant defense costs. We maintain professional malpractice liability insurance and general liability insurance in amounts that management believes are sufficient for its operations to cover claims arising out of the operations of its owned and leased hospitals. Some of the claims, however, could exceed the scope of the coverage in effect or coverage of particular claims could be denied. While our professional and other liability insurance has been adequate in the past to provide for liability claims, such insurance may not be available for us to maintain adequate levels of insurance.

         In addition, hospitals that we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. Although we obtain contractual indemnification from sellers covering these matters, such indemnification may be insufficient to cover material claims or liabilities for past activities of acquired hospitals.

WE MAY BE SUBJECT TO LIABILITIES BECAUSE OF CLAIMS ARISING FROM OUR HOSPITAL MANAGEMENT ACTIVITIES.

         We may be subject to liabilities from the acts, omissions and liabilities of the employees of hospitals we manage or from the actions of our employees in connection with the management of such hospitals. Our hospital management contracts generally require the hospitals we manage to indemnify us against certain claims and to maintain specified amounts of insurance. The hospitals, however, may not maintain such insurance and indemnification may not be available to us. Recently, other hospital management companies have been subject to complaints alleging that these companies violated laws on behalf of hospitals they managed. In some cases, plaintiffs brought actions against the managing company instead of, or in addition to, their individually managed hospital clients for these violations. Our managed hospitals or other third parties may not hold us harmless for any losses we incur arising out of the acts, omissions and liabilities of the employees of the hospitals we manage. If the courts determine that we are liable for amounts exceeding the limits of any insurance coverage or for claims outside the scope of that coverage or any indemnity, or if any indemnity agreement is determined to be unenforceable, then the resulting liability could affect adversely our business, results of operations and financial condition.

RISKS RELATED TO THIS OFFERING

WE WILL HAVE AN INCREASED LEVEL OF INDEBTEDNESS, AND ACCESS TO ADDITIONAL AMOUNTS UNDER OUR EXISTING FACILITIES, AND THE TERMS OF OUR INDEBTEDNESS MAY RESTRICT OUR BORROWING CAPACITY AND CASH AVAILABILITY.

         As a result of the offering of the notes, we have an increased level of indebtedness. As of November 30, 2001, our consolidated debt was approximately $330.8 million. We also have the ability to incur additional debt, subject to limitations imposed by our senior credit facility. We currently have $208.6 million available under our senior credit facility which, if borrowed, will be senior indebtedness. Leverage and debt service requirements could have important consequences to holders of the notes, including the following:

         - these requirements may make us more vulnerable to economic downturns and to adverse changes in business conditions, such as further limitations on reimbursement under Medicare and Medicaid programs;

         - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

         - a substantial portion of our cash flow from operations may have to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for operations;

         - some of our borrowings may be at variable rates of interest, which will make us vulnerable to increases in interest rates; and

         - our existing agreements with lenders contain, and we expect any future agreements with lenders to contain, numerous financial and other restrictive covenants, including restrictions on payments of dividends, incurrences of indebtedness and the sale of assets. Any failure to comply with these restrictions may result in an event of default, which, if not cured or waived, could cause the indebtedness to be declared immediately due and payable.

         We may incur or assume additional indebtedness in connection with any acquisitions or capital expenditures, which may affect our ability to pay principal and interest on the notes. Any substantial increase in our debt levels or our inability to borrow funds at favorable interest rates may restrict our ability to finance future growth or operations.

THE TERMS OF OUR SENIOR CREDIT FACILITY MAY CAUSE ACCELERATION OF INDEBTEDNESS.

         Our senior credit facility includes covenants that require us to meet certain financial ratios and financial conditions that may require us to reduce debt or to act in a manner contrary to our business objectives. In addition, our senior credit facility restricts, among other things, our ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. If we fail to comply with the restrictions contained in our senior credit facility, the lenders may be able to declare the entire amount owed immediately due and payable, and prohibit us from making payments of interest and principal on the notes until the default is cured or all senior indebtedness is paid or otherwise satisfied in full. If we were unable to repay our senior borrowings, the lenders could proceed against the collateral securing the senior credit facility. If any senior indebtedness is accelerated, our assets may not be sufficient to repay our senior indebtedness in full or our other indebtedness, including the notes, in which event the interests of the senior secured lenders may conflict with the interests of the holders of the notes.

THE NOTES ARE SUBORDINATED TO ANY EXISTING AND FUTURE SENIOR INDEBTEDNESS.

         The notes are contractually subordinated in right of payment to our existing and future senior indebtedness (as the term is defined in the indenture). As of November 30, 2001, we had approximately $47.5 million of senior indebtedness. This liability ranks prior in right of payment to the notes. The indenture does not limit the creation of additional indebtedness. Any significant additional indebtedness incurred may impact adversely our ability to service our debt, including the notes. Due to the subordination provisions, in the event of our insolvency, funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, our general creditors may recover more, ratably, than the holders of the notes. In addition, under certain circumstances described in our senior credit agreement, the holders of our senior indebtedness may restrict or prohibit us from making payments on the notes.

OUR ABILITY TO PAY THE NOTES DEPENDS UPON OUR SUBSIDIARIES, AND CREDITORS OF OUR SUBSIDIARIES HAVE PRIORITY OVER NOTEHOLDERS.

         We are structured as a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, the results of our operations will depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including payment of principal and interest on the notes. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing indebtedness of such subsidiaries.

         The claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over the claims of our creditors, including the noteholders. As of November 30, 2001, our subsidiaries had aggregate liabilities of approximately $11.8 million. Certain of our subsidiaries have guaranteed the senior indebtedness under our senior credit facility which permits obligations up to $250.0 million.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE. FLUCTUATIONS IN THE MARKET PRICE FOR OUR COMMON STOCK MAY AFFECT THE PRICE OF THE NOTES.

         The trading price of our common stock has been and may continue to be subject to large fluctuations. Our stock price may increase or decrease in response to a number of events and factors, including:

         -        quarterly variations in operating results;

         - changes in financial estimates and recommendations by securities analysts;

         - the operating and stock price performance of other companies that investors may deem comparable;

         - news reports relating to trends in our industry and the markets in which we operate;

         -        acquisitions and financings; and

         -        sales of blocks of stock by insiders.

         The majority of this volatility, however, is attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into common stock, fluctuations on the trading price of our common stock may affect the price of the notes.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES, IF REQUIRED.

         In some circumstances involving a change in control, the holders of the notes may require us to repurchase some or all of the notes. We may not have sufficient financial resources at such time, or the ability to arrange financing to pay the repurchase price of the notes. Our ability to repurchase the notes in such event may be limited by law, the indenture, by the terms of other agreements relating to our senior indebtedness and as such indebtedness and agreements may be entered into, replaced, supplemented or amended from time to time. We may be required to refinance our senior indebtedness in order to make such payments.

ANY RATING OF THE NOTES MAY CAUSE THEIR TRADING PRICE TO FALL.

         If the rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies also may lower ratings on the notes in the future. If the rating agencies assign a lower than expected rating or reduce their ratings in the future, the trading price of the notes could decline.

                                 USE OF PROCEEDS

         The selling securityholders will receive all of the proceeds from the sale of the notes and common stock under this prospectus. We will not receive any of the proceeds from the sales by any selling securityholders of notes or the underlying common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:


                                                                                                       Nine Months
                                                             Year Ended December 31,                 Ended September
                                                  -------------------------------------------              30,
                                                  1997         1998          1999         2000            2001
                                                  ----         ----          ----         ----            ----

Ratio of earnings to fixed charges (1).....       1.77x        2.42x         2.55x        2.71x           4.81x

Pro forma ratio of earnings to fixed
charges (2)................................                                               3.31x           5.49x

---------------------------

         (1) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means income (loss) from continuing operations before provision for income taxes and extraordinary items plus fixed charges (other than capitalized interest). "Fixed charges" means total interest whether capitalized or expensed (including the portion of rent expense representative of interest costs) on outstanding debt plus (i) debt related fees and (ii) amortization of deferred financings costs. Earnings were inadequate to cover fixed charges by $2,017,000 for the period February 2, 1996 (date of incorporation of Province to December 31, 1996.

         (2) The pro forma ratio of earnings to fixed charges gives effect to the net decrease in the interest expense resulting from the sale of the notes on October 10, 2001 and the application of the estimated proceeds thereof to the repayment of existing debt, as if such transactions had occurred at the beginning of the periods presented; such ratio does not give effect to any other pro forma events.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock. We currently intend to retain our earnings for use in our business and therefore do not anticipate declaring or paying any cash dividends in the foreseeable future. Our senior credit facility prohibits us from paying dividends other than dividends paid in our common stock. Any future determination to declare or pay cash dividends will be made by our board of directors in light of our earnings, financial position, capital requirements, credit agreements and such other factors as our board of directors deems relevant at such time.

                            DESCRIPTION OF THE NOTES

         The notes were issued under an indenture between us and National City Bank, as trustee, dated October 10, 2001. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement between us and the initial purchasers, dated October 10, 2001. We will make copies of the indenture, notes and registration rights agreement available to prospective investors in the notes upon request to us. A copy of the indenture is filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus forms a part.

         The following description of provisions of the notes is not complete and is subject to, and qualified in its entirety by reference to, the notes, the indenture and the registration rights agreement. We urge you to read the indenture because it defines your rights as a holder of the notes. Terms not defined in this description have the meaning given them in the indenture. As used in this description, the words "we," "us," "our" or "Province" do not include any current or future subsidiary of Province Healthcare Company.

GENERAL

         The notes are general unsecured obligations of Province and rank junior in right of payment to all of our existing and future Senior Indebtedness and equal in right of payment to our 4-1/2% Convertible Subordinated Notes due 2005, and are convertible into our common stock as described under " -- Conversion Rights" below. The notes are limited to $172,500,000 aggregate principal amount, and will mature on October 10, 2008, unless earlier redeemed by us or repurchased by us at the option of the holder upon the occurrence of a change of control (as defined below).

         The notes bear interest from October 10, 2001 at the rate of 4-1/4% per year. Interest is payable semi-annually on April 10 and October 10 of each year to holders of record at the close of business on the preceding March 26 and September 25, respectively, beginning April 10, 2002. We may pay interest on notes represented by certificated notes by check mailed to such holders. However, a holder of notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

         Principal is payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York.

         The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of Senior Indebtedness or any other indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a change of control of Province except to the extent described under " -- Repurchase at Option of Holders Upon a Change of Control" below.

BOOK-ENTRY FORM

         The notes were offered only to qualified institutional buyers as defined in Rule 144A under the Securities Act. The notes were issued in the form of a global security held in book-entry form. The Depository Trust Company, New York, New York ("DTC") or its nominee is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global security will hold such interests pursuant to the procedures and practices of DTC. As a result, owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global security or the indenture provided to the holder of the notes. Province and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global security.

         Certificated notes may be issued in exchange for beneficial interests in notes represented by the global security only in the limited circumstances set forth in the indenture.

CONVERSION RIGHTS

         The holders of notes may, at any time prior to the close of business on the final maturity date of the notes, convert any outstanding notes (or portions thereof) into our common stock, initially at the conversion price set forth on the cover page of this prospectus, subject to adjustment as described below. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no adjustment will be made on conversion of any notes for interest accrued thereon or dividends paid on any common stock.

         If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes, other than notes called for redemption, must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. No payment will be required from a holder if we exercise our right to redeem such notes. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of our common stock on the last business day before the date of the conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, unless we default in payment of the redemption price.

         A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the note, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any note is converted within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied.

         The initial conversion price will be adjusted for certain events, including:

         (1) the issuance of our common stock as a dividend or distribution on our common stock;

         (2)      certain subdivisions and combinations of our common stock;

         (3) the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

         (4) the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (including securities, but excluding: (A) those rights and warrants referred to above and dividends, (B) distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or dividends, or (C) distributions paid exclusively in cash);

         (5) dividends or other distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock and the number of shares of our common stock then outstanding; and

         (6) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries which involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of that tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

         No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

         In the case of:

         - any reclassification or change of our common stock (other than changes resulting from a subdivision or combination) or

         - a consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

         If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Consequences."

         We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

OPTIONAL REDEMPTION BY PROVINCE

         At any time on or after October 10, 2004, we may redeem some or all of the notes on at least 30 but not more than 60 days' notice, at the following prices (expressed in percentages of the principal amount), together with accrued and unpaid interest to, but excluding, the date fixed for redemption, if the closing price of our common stock has exceeded 120% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the optional redemption notice.

                                                                                REDEMPTION
                   DURING THE TWELVE MONTHS COMMENCING                             PRICE
                   ----------------------------------                           ----------
                   October 10, 2004.....................................         102.4286%
                   October 10, 2005.....................................         101.8214%
                   October 10, 2006.....................................         101.2143%
                   October 10, 2007.....................................         100.6071%

         If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

         No sinking fund is provided for the notes.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

         If a change of control (as defined below) occurs, each holder of notes will have the right to require us to repurchase all of that holder's notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

         Instead of paying the repurchase price in cash, we may pay the repurchase price in common stock if we so elect in the notice referred to below. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

         Within 30 days after the occurrence of a change of control, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the change of control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of notes must deliver prior to or on the 30th day after the date of our notice written notice to the trustee of the holder's exercise of its repurchase right, together with the notes with respect to which the right is being exercised.

         Under the indenture, a "change of control" of Province will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

         - the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

         - our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

                  (1) any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

                  (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

         The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

         The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

         Our ability to repurchase notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change in control could cause an event of default under, or be prohibited or limited by, the terms of existing or future senior debt. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior debt. See " -- Subordination" below.

SUBORDINATION

         The payment of principal of, premium, if any, and interest on the notes will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness whether outstanding on the date of the indenture or thereafter incurred and will rank equal in right of payment to our 4-1/2% Convertible Subordinated Notes due 2005.

         In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Province or to its assets, or any liquidation, dissolution or other winding-up of Province, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of Province (except in connection with the consolidation or merger of Province or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under " -- Merger and Sales of Assets" below), the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of Province or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")) on account of principal of, or premium, if any, or interest on the notes; and any payment or distribution of assets of Province of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities), by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any current payment or distribution to the holders of such Senior Indebtedness.

         No payment or distribution of any assets of Province of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of Province on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any default in payment (whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on Designated Senior Indebtedness (as defined below) beyond any applicable grace period (a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

         No payment or distribution of any assets of Province of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of Province on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes for the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default") and receipt by the trustee of written notice thereof from the trustee or other representative of holders of Designated Senior Indebtedness.

         The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

         - 179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated);

         - the date on which such Non-Payment Default is cured, waived or ceases to exist;

         - the date on which such Designated Senior Indebtedness is discharged or paid in full; or

         - the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or Province from the trustee or such other representative initiating such Payment Blockage Period, after which Province will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

         In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the trustee or any holder of the notes which is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such trustee or holder to the trustee or any other representative of holders of Senior Indebtedness, as their interest may appear, for application to Senior Indebtedness. After all Senior Indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of Senior Indebtedness.

         Failure by Province to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders of the notes will have the right to accelerate the maturity thereof. See " -- Events of Default."

         By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of Province, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes. Moreover, the notes will be structurally subordinated to the liabilities of subsidiaries of Province.

         At November 30, 2001:

         - outstanding Senior Indebtedness of Province was approximately $47.5 million; and

         - Province had no subordinated indebtedness other than (i) the notes and (ii) $150,000,000 aggregate principal amount of Province's 4-1/2% Convertible Subordinated Notes due 2005.

         "Designated Senior Indebtedness" means:

         -        all Senior Indebtedness under the Senior Credit Agreement; and

         - any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $25.0 million and that has been specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" of Province.

         "Indebtedness" (or "indebtedness") means, with respect to any person, without duplication:

         - all liabilities of such person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

         - all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

         - indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

         -        all capitalized lease obligations of such person;

         - all obligations of such person under or in respect of interest rate agreements or currency agreements;

         - all indebtedness referred to in (but not excluded from) the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

         - all guarantees by such person of indebtedness referred to in this definition or of any other person;

         - all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

         - the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States.

         "Redeemable Capital Stock" means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at our option).

         "Senior Credit Agreement" means collectively, (i) the Third Amended and Restated Credit Agreement dated as of November 13, 2001, the Participation Agreement dated as of March 30, 1998, as amended by Amendment No. 1 dated as of September 10, 1999 and Amendment No. 2, dated as of March 20, 2001, among Province, certain guarantors, First Security Bank, National Association, as Owner Trustee and First Union National Bank as agent for the lenders and holders providing for an end-loaded lease facility, as such agreements may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, including, without limitation, any increase in the principal amount of debt thereunder.

         "Senior Indebtedness" means:

         - all obligations of Province, now or hereafter existing, under or in respect of the Senior Credit Agreement and the documents and instruments executed in connection therewith, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against Province under bankruptcy law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to letters of credit and indemnities), whether outstanding on the date of the indenture or thereafter created, incurred or assumed; and

         - the principal of, premium, if any, and interest on all other indebtedness of Province (other than the notes), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the notes.

         Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

         -        indebtedness evidenced by the notes;

         - indebtedness of Province evidenced by the 4-1/2% Convertible Subordinated Notes due 2005;

         - indebtedness of Province that is expressly subordinated in right of payment to any other indebtedness of Province;

         - indebtedness of Province that by operation of law is subordinate to any general unsecured obligations of Province;

         - any liability for federal, state or local taxes or other taxes, owed or owing by Province;

         - accounts payable or other liabilities owed or owing by Province to trade creditors (including guarantees thereof or instruments evidencing such liabilities);

         - amounts owed by Province for compensation to employees or for services rendered to Province;

         - indebtedness of Province to any subsidiary or any other affiliate of Province or any of such affiliate's subsidiaries;

         -        capital stock of Province;

         - indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; and

         - indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to Province.

EVENTS OF DEFAULT

         Each of the following constitutes an event of default under the indenture:

         (1) our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

         (2) our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

         (3) our failure to deliver shares of common stock, together with cash in lieu of fractional shares, when such common stock or cash in lieu of fractional shares is required to be delivered upon conversion of a note that continues for ten days after such delivery date;

         (4) our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

         (5) (A) one or more defaults in the payment of principal of or premium, if any, on any of our indebtedness aggregating $5.0 million or more, when the same becomes due and payable at the scheduled maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within a thirty day period after the date of such default or (B) any of our indebtedness aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the scheduled maturity thereof and such acceleration is not rescinded or annulled within a thirty day period after the date of such acceleration;

         (6) certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries; and

         (7) our filing of a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code.

         The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

         If an event of default specified in clause (6) or clause (7) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (6) or clause (7) above (the default not having been cured or waived as provided under " -- Modifications and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

         The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

         We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

MERGERS AND SALES OF ASSETS

         We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

         - the surviving corporation assumes all our obligations under the indenture and the notes;

         - at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

         -        certain other conditions are met.

MODIFICATIONS AND WAIVER

         The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

         - adding to our covenants for the benefit of the holders of notes;

         -        surrendering any right or power conferred upon us;

         - providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

         - providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

         - reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

         - complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

         - making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

         - curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect; or

         - adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

         Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past default by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

         However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected:

         - change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages);

         - reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

         - change the currency of payment of such note or interest thereon;

         - impair the right to institute suit for the enforcement of any payment on or with respect to any note;

         - modify our obligations to maintain an office or agency in New York City;

         - except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the notes;

         - modify the subordination provisions of the notes in a manner adverse to the holders of notes; or

         - reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

SATISFACTION AND DISCHARGE

         We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

         - all outstanding notes will become due and payable at their scheduled maturity within one year; or

         - all outstanding notes are scheduled for redemption within one year,

         - and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

GOVERNING LAW

         The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

         National City Bank, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. First Union National Bank is the transfer agent and registrar for our common stock. The trustee is also the trustee under the indenture pursuant to which our 4-1/2% Convertible Subordinated Notes due 2005 were issued, and it or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

REGISTRATION RIGHTS

         When we issued the notes, we entered into a registration rights agreement with the initial purchasers of the notes. As required under that agreement, we have filed with the Securities and Exchange Commission, at our expense, a shelf registration statement, of which this prospectus forms a part, covering the resale by holders of the notes and the common stock issuable upon conversion of the notes. Under the terms of the registration rights agreement, we have agreed to use our best efforts to:

         - cause such registration statement to become effective as promptly as is practicable, but in no event later than 150 days after the earliest date of original issuance of any of the notes; and

         -        keep the registration statement effective until the earlier of
                  (A) such date that is two years after the last date of original issuance of any of the notes; (B) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the U.S. Securities Act of 1933 or any successor rule thereto or otherwise; or (C) the sale pursuant to the shelf registration statement of all securities registered thereunder.

         We have agreed to provide to each registered holder copies of this prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in this prospectus (or a supplement to this prospectus) and to deliver this prospectus (together with any prospectus supplement) to purchasers. The holder also is bound by the provisions of the registration rights agreement that is applicable to that holder (including certain indemnification provisions).

         We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period.

         If,

         - on the 90th day following the earliest date of original issuance of any of the notes, the shelf registration statement of which this prospectus is a part has not been filed with the SEC; or

         - on the 150th day following the earliest date of original issuance of any of the notes, the shelf registration statement is not declared effective; or

         - the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

         - the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph (each, a "registration default"), then additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

         - an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

         - an additional 0.5% of the principal amount from and after the 91st day following such registration default.

         In no event will liquidated damages accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

         The summary herein of certain provisions of the registration rights agreement between Province and the initial purchasers is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part or is available upon request to Province.

         Upon their original issuance, the notes became eligible for trading on the PORTAL market. The notes sold pursuant to this prospectus, however, will no longer be eligible for trading on the PORTAL market, and we do not intend to apply for listing of the notes on any securities exchange or quotation system. We can not assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share and 100,000 shares of preferred stock. As of December 17, 2001 there were 31,649,608 shares of common stock outstanding held of record by 508 stockholders, and no shares of preferred stock outstanding. The following description of our capital stock and provisions of our certificate of incorporation and bylaws are only summaries, and we encourage you to review complete copies of our certificate of incorporation and bylaws, which we have filed previously with the Securities and Exchange Commission.

COMMON STOCK

         Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock then outstanding.

PREFERRED STOCK

         Our board of directors may from time to time, without stockholder approval, designate one or more series of preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuances of preferred stock could:

         - restrict the payment of dividends on common stock if dividends on the preferred stock have not been paid in full;

         - dilute the voting power and equity interests of holders of common stock to the extent the preferred stock is convertible into common stock or has voting rights; or

         - prevent the holders of common stock from participating in the distribution of our assets upon liquidation until any liquidation preferences held by the holders of preferred stock are satisfied.

         In addition, issuances of preferred stock could make it harder for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding common stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

         Provisions in our certificate of incorporation, bylaws and Delaware law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise. We are governed by the provisions of Section 203 of the Delaware General Corporate Law, which provides that a person who owns (or within three years, did own) 15% or more of a company's voting stock is an "interested stockholder." Section 203 prohibits a public Delaware corporation from engaging in a business combination with an interested stockholder for a period commencing three years from the date in which the person became an interested stockholder unless:

         - the board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder;

         - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by officers, directors, or certain employee stock purchase plans); or

         - at or subsequent to the time the transaction is approved by the board of directors, there is an affirmative vote of at least 66.66% of the outstanding voting stock.

         Section 203 could prohibit or delay mergers or other takeover attempts against us, and accordingly, may discourage attempts to acquire us through tender offer, proxy contest or otherwise.

         Our certificate of incorporation and bylaws include certain restrictions on who may call a special meeting of stockholders and prohibit certain actions by written consent of the holders of common stock. These provisions could delay, deter or prevent a future takeover or acquisition of us unless such takeover or acquisition is approved by the board of directors.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for:

         -        breach of the director's duty of loyalty;

         - acts or omissions not in good faith, intentional misconduct or a knowing violation of the law;

         - the unlawful payment of a dividend or unlawful stock purchase or redemption; and

         - any transaction from which the director derives an improper personal benefit.

         This provision, however, has no effect on the availability of equitable remedies such as an injunction or recision. Additionally, this provision will not limit liability under state or federal securities laws.

         The certificate of incorporation also provides that we shall indemnify our officers and directors to the fullest extent permitted by such law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is First Union National Bank. Its address is 1525 West W.T. Harris Boulevard, Building 3C3, Charlotte, NC 28262-1153, and its telephone number at this location is (704) 590-7385.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion of certain U.S. federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the notes and our common stock acquired upon conversion of a note as of the date hereof. This summary is generally limited to holders who will hold the notes and the shares of common stock as capital assets and does not deal with special situations including those that may apply to particular holders such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities, commodities or foreign currencies, financial institutions, insurance companies, regulated investment companies, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, holders whose "functional currency" is not the U.S. dollar and persons who hold the notes or shares of common stock in connection with a "straddle," "hedging," "conversion" or other risk reduction transaction.

         The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, referred to as the "IRS," now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

         As used herein, the term "U.S. holder" means a beneficial owner of a note (or our common stock acquired upon conversion of a note) that is for U.S. federal income tax purposes:

         -        an individual who is a citizen or resident of the United
                  States;

         - a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

         - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

         - a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, a "non-U.S. holder" means a holder that is not a U.S. holder. Non-U.S. holders are subject to special U.S. federal income tax considerations, some of which are discussed below.

         If a partnership is a beneficial owner of a note (or our common stock acquired upon conversion of a note), the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the ownership and disposition of the notes (or our common stock acquired upon conversion of a note).

         While the following does not purport to discuss all tax matters relating to the notes or the common stock acquired upon conversion of a note, the following are the material tax consequences associated with the purchase, ownership and disposition of the notes and common stock acquired upon conversion of a note, subject to the qualifications set forth below. This discussion does not address the tax consequences arising under any state, local or foreign law. In addition, this summary does not consider the effect of the U.S. federal estate or gift tax laws (except as set forth below with respect to non-U.S. holders).

         Based on currently applicable authorities, we will treat the notes as indebtedness for U.S. federal income tax purposes. However, since the notes have certain equity characteristics, it is possible that the IRS will contend that the notes should be treated as an equity interest in, rather than indebtedness of, Province. In the unlikely event that the notes are recharacterized as equity for such purposes, this treatment could have adverse tax consequences to certain holders. For example, income to non-U.S. holders generally would be subject to U.S. withholding tax rather than qualify for their "portfolio interest" exemption discussed below. Prospective investors should consult their tax advisors about the particular tax consequences of any recharacterization of the notes as equity. Except as otherwise noted, the remainder of this discussion assumes that the notes will constitute indebtedness for U.S. federal income tax purposes.

         INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. HOLDERS

     Payments of Interest

         U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In certain circumstances, we may be obligated to pay holders of the notes amounts in excess of stated interest or principal. For example, as more fully described under "Description of the Notes -- Registration Rights," the interest rate on the notes is subject to increase by the payment of liquidated damages if the notes are not registered with the SEC within prescribed time periods and as described in "Description of the Notes -- Repurchase at Option of Holders Upon a Change of Control," our shares of common stock will be valued at 95% of their average closing prices for the specified measurement period if we elect to pay the repurchase price in common stock. We intend to treat the possibility that we will pay any such excess amounts as a remote or incidental contingency, within the meaning of applicable Treasury regulations and, therefore, in the unlikely event an additional amount becomes due on the notes, we believe U.S. holders will be taxable on such amount at the time it accrues or is received in accordance with each such holder's method of tax accounting. Our determination that these amounts are incidental and that there is a remote likelihood of paying additional amounts on the notes is binding on each U.S. holder unless the holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.

     Conversion or Repurchase for Common Stock

         A U.S. holder should not recognize income, gain or loss upon conversion of the notes solely into our common stock (except with respect to any amounts attributable to accrued interest on the notes, which will be treated as interest for U.S. federal income tax purposes), and except with respect to cash received in lieu of fractional shares, and with respect to market discount, as described below under " -- Market Discount." If we repurchase a note in exchange for common stock pursuant to exercise of the repurchase right upon a change in control, although the matter is not entirely clear, such exchange should be treated in the same manner as a conversion of the note as described in the preceding sentence. The U.S. holder's tax basis in the common stock received on conversion or repurchase of a note for common stock pursuant to the repurchase right should be the same as the U.S. holder's adjusted tax basis in the notes exchanged therefore at the time of conversion or repurchase (reduced by any basis allocable to a fractional share), and the holding period for the common stock received on conversion or repurchase should include the holding period of the notes that were converted or repurchased.

         Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock or upon a repurchase for common stock of a note pursuant to exercise of the repurchase right will generally be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder's adjusted tax basis in the fractional share.

     Dividends on Common Stock

         We have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. However, if we do make distributions on our common stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of common stock. Any such distributions in excess of the holder's basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, dividends paid to holders that are U.S. corporations will qualify for the dividends-received deduction so long as there are sufficient earnings and profits.

     Sale, Redemption or Repurchase for Cash

         Except as set forth above under " -- Conversion or Repurchase for Common Stock," and below under " -- Market Discount," U.S. holders generally will recognize capital gain or loss upon the sale, redemption, including a repurchase by us for cash pursuant to the repurchase right upon a change in control, or other taxable disposition of the notes or common stock in an amount equal to the difference between:

         - the U.S. holder's adjusted tax basis in the notes or common stock (as the case may be); and

         - the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid interest on the notes not previously included in income, which will be treated as interest for U.S. federal income tax purposes).

         A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such U.S. holder, increased by market discount previously included in income by the U.S. holder and reduced by any amortized premium. (For a discussion of the holder's basis in shares of our common stock, see " -- Conversion or Repurchase for Common Stock").

         Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their notes for more than one year) and losses (the deductibility of which is subject to limitations).

     Market Discount

         The resale of notes may be affected by the impact on a purchaser of the "market discount" provisions of the Internal Revenue Code. For this purpose, the market discount on a note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the U.S. holder's adjusted tax basis in the note. Subject to a de minimis exception, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of the note to the extent of the "accrued market discount" on the note at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income upon the disposition of the common stock.

     Amortizable Premium

         A U.S. holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium, referred to as "Section 171 premium," from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. A U.S. holder who elects to amortize the note premium must reduce his tax basis in the note as described above under " -- Sale, Redemption or Repurchase for Cash." Bond premium on a note held by a U.S. holder that does not make the election to amortize will decrease the gain or increase the loss otherwise recognized upon a taxable disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Adjustment of Conversion Price

         The conversion price of the notes is subject to adjustment under certain circumstances, see "Description of the Notes -- Conversion Rights." Certain adjustments to (or the failure to make such adjustments to) the conversion price of the notes that increase the proportionate interest of a U.S. holder in our assets or earnings and profits may result in a taxable constructive distribution to the U.S. holders of the notes, whether or not the U.S. holders ever convert the notes. Such constructive distribution will be treated as a dividend, resulting in ordinary income (and a possible dividends received deduction in the case of corporate holders), to the extent of our current or accumulated earnings and profits, with any excess treated first as a tax-free return of capital which reduces the U.S. holder's tax basis in the notes to the extent thereof and thereafter as gain from the sale or exchange of the notes. Generally, a U.S. holder's tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the notes that increases the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a constructive distribution to such holders, taxable as described above. As a result, U.S. holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property.

     Backup Withholding and Information Reporting

         Certain noncorporate U.S. holders may be subject to IRS information reporting and backup withholding on payments of interest on the notes, dividends on common stock and proceeds from the sale or other disposition of the notes or common stock. Backup withholding will only be imposed where the noncorporate U.S. holder:

         - fails to furnish its taxpayer identification number, referred to as a "TIN";

         -        furnishes an incorrect TIN;

         - is notified by the IRS that he or she has failed to properly report payments of interest or dividends; or

         - under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

         Under recently enacted legislation, the backup withholding rate of 31% was reduced as of August 7, 2001 to 30.5% and is scheduled for further reductions in future years. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

NON-U.S. HOLDERS

     Payments of Interest

         Generally, payments of interest on the notes to, or on behalf of, a non-U.S. holder will be considered "portfolio interest" and will not be subject to U.S. federal income or withholding tax where such interest is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder if:

         - such non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

         - such non-U.S. holder is not (a) a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

         - the certification requirements, as described below, are satisfied.

         Interest on notes not effectively connected with a U.S. trade or business and not excluded from U.S. federal withholding tax generally will be subject to withholding at a 30% rate, except where a non-U.S. holder can claim the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and demonstrates such eligibility to the IRS.

         To satisfy the certification requirements referred to above, either (i) the beneficial owner of a note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. person and must provide such owner's name and address, and TIN, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, referred to as a "Financial Institution," and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is a non-U.S. holder and provides its name and address or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof). Special certification rules apply for notes held by a foreign partnership and other intermediaries.

         If a non-U.S. holder of a note is engaged in a trade or business in the United States and if interest on the note is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. holder. Such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if such non-U.S. holder so engaged is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

     Conversion of Notes

         A non-U.S. holder generally will not be subject to U.S. federal withholding tax on the conversion of a note into common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock upon conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See " -- Sale or Exchange of Notes or Common Stock" below.

     Adjustment of Conversion Price

         The conversion price of the notes is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders of the notes. See "U.S. Holders -- Adjustment of Conversion Price" above. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See " -- Distributions on Common Stock" below.

     Distributions on Common Stock

         We have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. However, if we do make distributions on our common stock, the distributions will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid on common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments.

         If dividends paid to a non-U.S. holder are effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. holder furnishes to us or another payor a valid IRS Form W-8ECI certifying, under penalties of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder's conduct of a U.S. trade or business and are includible in the holder's gross income. Effectively connected dividends will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax).

     Sale or Exchange of Notes or Common Stock

         A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a cash redemption) of a note or common stock received upon conversion thereof unless:

         - the holder is an individual who was present in the United States for 183 days or more during the taxable year and (a) such holder has a "tax home" in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such holder;

         -        the gain is effectively connected with the conduct of a U.S.
                  trade or business by the non-U.S. holder and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the United States; or

         - we are or have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such disposition or such holder's holding period.

         If we were to become a U.S. real property holding corporation, a non-U.S. holder might be subject to U.S. federal income tax with respect to gain realized on the disposition of notes or shares of common stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of a U.S. real property interest would be creditable against such non-U.S. holder's U.S. federal income tax liability and might entitle such non-U.S. holder to a refund upon furnishing required information to the IRS. However, in the case of a sale of our common stock or notes, such gain would not be subject to U.S. federal income or withholding tax if (1) our common stock is regularly traded on an established securities market and (2) the non-U.S. holder disposing of our common stock or notes did not own, actually or constructively (through exercise of the conversion feature in the case of the notes), at any time during the five-year period preceding the disposition, more than 5% of our common stock.

     Backup Withholding and Information Reporting

         A non-U.S. holder will generally not be subject to information reporting or backup withholding with respect to payments of interest on the notes or dividends on common stock and proceeds from the sale or other disposition of the notes or common stock to or through a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person and the holder has furnished to the payor or broker:

         - a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person;

         - other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or

         -        otherwise establishes an exemption.

         The payment of the proceeds from the sale or other disposition of the notes or common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or disposition of the notes or common stock will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a broker that is a "U.S. related broker" unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is:

         -        a U.S. person;

         - a controlled foreign corporation for U.S. federal income tax purposes;

         - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

         - a foreign partnership, if at any time during its tax year one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such foreign partnership is engaged in the conduct of a U.S. trade or business.

         Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders of the notes or common stock should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     U.S. Estate Tax

         Notes owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of death, referred to as a "nonresident decedent," will not be includible in the nonresident decedent's gross estate for U.S. federal estate tax purposes as a result of such nonresident decedent's death, provided that, at the time of death, the nonresident descendant does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and payments with respect to such notes would not have been effectively connected with the conduct of a U.S. trade or business by the nonresident decedent. Common stock owned or treated as owned by a nonresident decedent will be includible in the nonresident decedent's gross estate for U.S. federal estate tax purposes as a result of the nonresident decedent's death. Subject to applicable treaty limitations, if any, a nonresident decedent's estate may be subject to U.S. federal estate tax on property includible in the estate for U.S. federal estate tax purposes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                             SELLING SECURITYHOLDERS

         The notes originally were issued by us and sold by Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Securities, Inc., UBS Warburg LLC and Banc of America Securities LLC as the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and the common stock into which the notes are convertible pursuant to this prospectus. The selling securityholders may offer all, some or none of the notes and the common stock into which the notes are convertible.

         The table below sets forth the name of each selling securityholder, the principal amounts of notes that may be offered by each selling securityholder under this prospectus and the number of shares of common stock into which the notes are convertible. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to December 17, 2001. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act.

         Because the selling securityholders may offer all or some portion of the notes or the common stock to be offered by them, we cannot estimate the amount of notes or common stock that may be held by the selling securityholders upon the completion of any sales.

         Some of the initial purchasers of the notes and Deutsche Bank Alex. Brown Inc. or their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Securities, Inc., UBS Warburg LLC and Banc of America Securities LLC, each of which was an initial purchaser of the notes, are affiliates of lenders under our senior credit facility. In addition, affiliates of First Union Securities, Inc. and Banc of America Securities LLC were lenders under our previous revolving credit facility and received their proportionate share of the repayment by us of amounts outstanding under that facility from the proceeds of the sale of the notes to the initial purchasers. To our knowledge, none of the other selling securityholders has had any position, office or other material relationship with us or our affiliates within the past three years.

                                                             PRINCIPAL AMOUNT OF     PERCENTAGE OF    NUMBER OF SHARES
             NAME OF SELLING SECURITYHOLDER                         NOTES                NOTES         OF COMMON STOCK
            -------------------------------                   OWNED AND OFFERED       OUTSTANDING     THAT MAY BE SOLD
                                                              -----------------      ------------    -----------------
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer...                  $6,000             *   %               144
1976 Distribution Trust FBO Jane A. Lauder............                  13,000             *                   312
2000 Revocable Trust FBO A.R. Lauder/ Zinterhofer.....                   6,000             *                   144
Advent Convertible Master Cayman L.P..................               2,770,000             1.60             66,659
Alpine Associates.....................................               6,250,000             3.62            150,405
Alpine Partners, L.P..................................               1,000,000             *                24,064
American Motorist Insurance Company...................                 484,000             *                11,647
Arapahoe County Colorado..............................                  48,000             *                 1,155
Aristeia International Limited........................               2,340,000             1.36             56,311
Aristeia Trading LLC..................................                 660,000             *                15,882
Bancroft Convertible Fund, Inc........................               1,000,000             *                24,064
Bank Austria Cayman Islands Ltd.......................               6,710,000             3.89            161,474
British Virgin Islands Social Security Board..........                  37,000             *                   890
BTES-Convertible ARB..................................               1,000,000             *                24,064
BTPO-Growth Vs Value..................................               4,000,000             2.32             96,259
CALAMOS(R)Market Neutral Fund - CALAMOS(R) Investment
Trust.................................................               3,725,000             2.16             89,641
Chrysler Corporation Master Retirement Trust..........               2,690,000             1.56             64,734
CIBC World Markets....................................               5,000,000             2.90            120,324

                                             (table continued on following page)

                                                             PRINCIPAL AMOUNT OF     PERCENTAGE OF    NUMBER OF SHARES
             NAME OF SELLING SECURITYHOLDER                         NOTES                NOTES         OF COMMON STOCK
             -------------------------------                  OWNED AND OFFERED       OUTSTANDING     THAT MAY BE SOLD
                                                             -------------------      -----------     ----------------
City of New Orleans...................................                 194,000             *                 4,668
City University of New York...........................                 117,000             *                 2,815
Consulting Group Capital Markets Funds................                 400,000             *                 9,625
De AM Convertible Arbitrage FD........................               4,500,000             2.61            108,291
Delta Air Lines Master Trust (c/o Oaktree Capital
    Management, LLC)..................................                 445,000             *                10,708
Delta Pilots D & S Trust..............................                 230,000             *                 5,534
Deutsche Banc Alex. Brown, Inc........................               7,000,000             4.06            168,453
Ellsworth Convertible Growth and Income Fund, Inc.....               1,000,000             *                24,064
First Union Securities, Inc...........................              18,750,000            10.87            451,215
Grady Hospital Foundation.............................                 102,000             *                 2,454
Granville Capital Corporation.........................               3,000,000             1.74             72,194
Hadron Fund, LP.......................................                 500,000             *                12,032
HBK Master Fund, L.P..................................               2,000,000             1.16             48,129
HFR Convertible Arbitrage Account.....................                 100,000             *                 2,406
HFR Master Fund, LTD..................................                  50,000             *                 1,203
JAS Securities........................................               1,000,000             *                24,064
JMG Triton Offshore Fund, Ltd.........................               2,250,000             1.30             54,145
Lancer Securities Cayman..............................                 500,000             *                12,032
LDG Limited...........................................                 250,000             *                 6,016
Lincoln National Convertible Securities Fund..........                 500,000             *                12,032
Lipper Convertibles, L.P..............................              13,000,000             7.54            312,842
Lipper Offshore Convertibles, L.P.....................               7,000,000             4.06            168,453
Microsoft Corporation.................................                 240,000             *                 5,775
Minnesota Power and Light.............................                 130,000             *                 3,128
Motion Picture Industry Health Plan- Active
    Member Fund.......................................                 260,000             *                 6,256
Motion Picture Industry Health Plan- Retiree
    Member Fund.......................................                 110,000             *                 2,647
Municipal Employees...................................                 117,000             *                 2,815
New Orleans Firefighters Pension/ Relief Fund.........                 106,000             *                 2,550
Occidental Petroleum Corporation......................                 196,000             *                 4,716
OCM Convertible Trust.................................               1,135,000             *                27,313
Onex Industrial Partners Limited......................               1,870,000             1.08             45,001
Palladin Securities, LLC..............................               1,500,000             *                36,097
Partner Reinsurance Company Ltd.......................                 445,000             *                10,708
Pebble Capital, Inc...................................                 360,000             *                 8,663
Policeman and Fireman Retirement System of
    the City of Detroit...............................                 501,000             *                12,056
Pro-mutual............................................                 575,000             *                13,837
Ramius Capital Group..................................                 350,000             *                 8,422
Raytheon Master Pension Trust.........................                 191,000             *                 4,596
RCG Latitude Master Fund Ltd..........................               1,590,000             *                38,263
RCG Multi Strategy LP.................................                 350,000             *                 8,422
Royal Bank of Canada..................................               1,500,000             *                36,097
S.G. Cowen Securities Corp............................               2,500,000             1.45             60,162
Shell Pension Trust...................................                 305,000             *                 7,339
Silvercreek II Limited................................               2,170,000             1.26             52,220
Silvercreek Limited Partnership.......................                 600,000             *                14,438
Sunrise Partners, LLC.................................              18,475,000            10.71            444,597
State Employees' Retirement Fund of the State
    of Delaware.......................................               1,105,000             *                26,591

                                             (table continued on following page)

                                                             PRINCIPAL AMOUNT OF     PERCENTAGE OF    NUMBER OF SHARES
             NAME OF SELLING SECURITYHOLDER                         NOTES                NOTES         OF COMMON STOCK
             ------------------------------                   OWNED AND OFFERED       OUTSTANDING     THAT MAY BE SOLD
                                                             -------------------     ------------     ----------------
State of Connecticut Combined Investment Funds........               2,340,000             1.36             56,311
State of Maryland Retirement Agency...................               2,460,000             1.43             59,199
The Grable Foundation.................................                  92,000             *                 2,213
TQA Master Fund, Ltd..................................               2,750,000             1.59             66,178
TQA Master Plus Fund, Ltd.............................               1,750,000             1.01             42,113
Tribeca Investments L.L.C.............................               3,000,000             1.74             72,194
UBS AG London Branch..................................               5,500,000             3.19            132,356
Vanguard Convertible Securities Fund, Inc.............               1,650,000             *                39,706
Victory Capital Management as Agent for the
    Victory Convertible Securities Fund...............                 500,000             *                12,032
ZCM Asset Holding Company (Bermuda) Ltd...............                 250,000             *                 6,016
Any other holder of notes or future transferee, pledgee,
    donee or successor of any holder (1)..............              14,900,000             8.64            358,565
                                                                    ----------             ----            -------
TOTAL (2).............................................            $172,500,000              100%         4,151,140

------------------
* Less than 1%.

1. Information about other selling securityholders will be set forth in prospectus supplements or in other documents that we file from time to time with the SEC that are incorporated by reference in this prospectus, if required (see "Where You Can Find More Information" above).

2. Total shares of common stock differs from the amount registered due to the rounding down of fractional shares of common stock issuable to each selling securityholder upon conversion of the notes.

                              PLAN OF DISTRIBUTION

         The selling securityholders will be offering and selling all securities offered and sold under this prospectus. We will not receive any of the proceeds on these sales of these securities. In connection with the initial offering of the notes, we entered into a registration rights agreement, dated October 10, 2001, with the initial purchasers of the notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules.

WHO MAY SELL AND APPLICABLE RESTRICTIONS

         The securities may be sold from time to time directly by the selling securityholders or alternatively through underwriters or broker-dealers or agents. The selling securityholders may decide not to sell any of the securities offered under this prospectus, and selling securityholders could transfer, devise or give these securities by other means. If the securities are sold through underwriters or broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

         The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions)

         - on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

         -        in the over-the-counter market; or

         -        through the writing of options.

In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities, and deliver the securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities.

         To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

PROSPECTUS DELIVERY

         The selling securityholders and any participating underwriters, broker-dealers or agents may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of such securities may be deemed to be underwriting discounts and commissions under the Securities Act. Because they may be deemed to be underwriters, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will disclose:

         - the name of the selling securityholders and of any participating underwriters, broker-dealers or agents;

         -        the aggregate amount and type of securities being offered;

         - the price at which the securities were sold and other material terms of the offering;

         - any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

         - that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

         The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

MANNER OF SALES

         The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made through the Nasdaq National Market (in the case of our common stock) or in the over-the-counter market. The securities may be sold at then prevailing market prices, at fixed prices or at negotiated prices.

         The securities may be sold according to one or more of the following methods:

         - a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

         - ordinary brokerage transactions and transaction in which the broker solicits purchasers;

         -        an exchange distribution under the rules of the exchange;

         - face-to-face transactions between sellers and purchasers without a broker-dealer; and

         -        by writing options.

         Some persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

         The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

HEDGING AND OTHER TRANSACTIONS WITH BROKER-DEALERS

         In connection with distributions of the securities, the selling securityholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the registered securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver the securities to close short positions. The selling securityholders may also enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the registered securities. The broker-dealer may then resell or transfer these securities under this prospectus. A selling securityholder may also loan or pledge the registered securities to a broker-dealer and the broker-dealer may sell the securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged securities under this prospectus.

EXPENSES ASSOCIATED WITH REGISTRATION

         We have agreed to pay substantially all of the expenses of registering the securities under the Securities Act and of compliance with blue sky laws, including registration and filing fees, printing and duplicating expenses, legal fees of our counsel, fees for one legal counsel retained by the selling securityholders and fees of the trustee under the indenture pursuant to which we originally issued the notes and of the registrar and transfer agent of the common stock. If the notes or the common stock into which the notes may be converted are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

INDEMNIFICATION AND CONTRIBUTION

         In the registration rights agreement, we and the selling securityholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers of persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SUSPENSION OF THIS OFFERING

         We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any 3-month period and 90 days in any 12-month period.

TERMINATION OF THIS OFFERING

         Under the registration rights agreement, we are obligated to use reasonable efforts to keep the registration statement effective until, and therefore this offering will terminate on, the earlier of: (i) two years from the date on which this registration statement is declared effective by the SEC,
(ii) the date on which all securities offered under this prospectus have been sold pursuant to this prospectus, and (iii) the date on which all outstanding securities held by non-affiliates of Province may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act.

                                  LEGAL MATTERS

         The validity of the notes offered hereby and the shares of common stock issuable upon conversion will be passed upon for us by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  $172,500,000

                           [PROVINCE HEALTHCARE LOGO]

                 4-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008


                                   PROSPECTUS




                               _____________, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses to be incurred in connection with this Registration Statement are as follows:

                  SEC registration fee............................................          $37,775
                  Trustees' fees and expenses.....................................           10,000
                  Auditor's fees and expenses.....................................           40,000
                  Legal fees and expenses.........................................           40,000
                  Printing expenses...............................................           30,000
                  Miscellaneous expenses..........................................           10,000
                                                                                          ---------
                  Total expenses..................................................         $167,775

         All expenses, other than the SEC registration fee, are estimated. We have agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the selling securityholders) in connection with the registration and sale of the notes or shares of common stock being offered by the selling securityholders.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The registrant's certificate of incorporation provides that, to the fullest extent provided by Delaware law, no director of the registrant shall be liable to the registrant or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the registrant or its stockholders. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for:

         -        breach of the director's duty of loyalty;

         - acts or omissions not in good faith, intentional misconduct or a knowing violation of the law;

         - the unlawful payment of a dividend or unlawful stock purchase or redemption; and

         - any transaction from which the director derives an improper personal benefit.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 16.          EXHIBITS.

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBITS
--------       ------------------------

1.1 Purchase Agreement, dated as of October 4, 2001, among the Registrant and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Securities, Inc., UBS Warburg LLC and Banc of America Securities LLC.

4.1 Indenture, dated as of October 10, 2001, between the Registrant and National City Bank, including the forms of the notes.

4.2 Registration Rights Agreement, dated as of October 10, 2001, among the Registrant and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Securities, Inc., UBS Warburg LLC and Banc of America Securities LLC as Initial Purchasers.

5.1 Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, as to legality of the notes and conversion shares, including consent.

8.1 Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, as to certain tax matters.

12.1           Computation of Ratios of Earnings to Fixed Charges.

23.1           Consent of Ernst & Young LLP.

24.1           Power of Attorney (included on signature page).

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of National City Bank.

All of the Exhibits set forth above are filed with this registration statement.

ITEM 17.          UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on December 20, 2001.

                                                   PROVINCE HEALTHCARE COMPANY
                                                   By:   /s/ Martin S. Rash
                                                       -----------------------
                                                   Martin S. Rash
                                                   Chairman and Chief
                                                   Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below on this registration statement hereby constitutes and appoints Martin S. Rash his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to this registration statement (including post-effective amendments and amendments thereto) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Name                                    Title                                  Date
      ----                                    -----                                  ----

/s/ Martin S. Rash                       Chairman and Chief Executive           December 19, 2001
--------------------                     Officer
Martin S. Rash

/s/ Brenda B. Rector                     Vice President and Controller          December 19, 2001
--------------------                     (Principal Accounting Officer)
Brenda B. Rector

/s/ A.E. Brim                            Director                               December 19, 2001
--------------------
A.E. Brim

/s/ Winfield C. Dunn                     Director                               December 19, 2001
--------------------
Winfield C. Dunn

/s/ Paul J. Feldstein                    Director                               December 19, 2001
--------------------
Paul J. Feldstein

/s/ Joseph P. Nolan                      Director                               December 19, 2001
--------------------
Joseph P. Nolan

/s/ David L. Steffy
--------------------                     Director                               December 19, 2001
David L. Steffy

                                  EXHIBIT INDEX

EXHIBIT
NUMBER              DESCRIPTION OF EXHIBITS
--------           ------------------------


1.1 Purchase Agreement, dated as of October 4, 2001, among the Registrant and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Securities, Inc., UBS Warburg LLC and Banc of America Securities LLC.

4.1 Indenture, dated as of October 10, 2001, between the Registrant and National City Bank, including the forms of the notes.

4.2 Registration Rights Agreement, dated as of October 10, 2001, among the Registrant and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Securities, Inc., UBS Warburg LLC and Banc of America Securities LLC as Initial Purchasers.

5.1 Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, as to legality of the notes and conversion shares, including consent.

8.1 Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, as to certain tax matters.

12.1           Computation of Ratios of Earnings to Fixed Charges.

23.1           Consent of Ernst & Young LLP.

24.1           Power of Attorney (included on signature page).

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of National City Bank.